Exhibit 10.1

Support Agreement

SUPPORT AGREEMENT, dated as of October 20, 2022 (this “Agreement”), by and among TASTEMAKER ACQUISITION CORP., a Delaware corporation (“SPAC”), and each of the equityholders of the Companies whose names appear on the signature pages of this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, SPAC, Quality Gold Holdings, Inc. (“Parentco”), Quality Gold, Inc., an Ohio corporation (“Quality Gold”), QGM, LLC, an Ohio limited liability company (“QGM”), J & M Group Holdings, Inc., a Delaware corporation (“J&M”) and L & L Group Holdings, LLC, an Ohio limited liability company (“L&L” and, together with Quality Gold, QGM, and J&M, the “Companies”), and certain subsidiaries of Parentco propose to enter into, concurrently herewith, a business combination agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), a copy of which has been made available to each Shareholder, which provides, among other things, that, upon the terms and subject to the conditions thereof, the parties to the BCA shall enter into a business combination;

WHEREAS, as of the date hereof, the Shareholders collectively own of record or beneficially all of the outstanding Company Shares (all such Company Shares or other securities of any of the Companies of which ownership of record or the power to vote is now held or hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, the Governing Board of Parentco and of each Company has approved the Approval Matters (as defined below); and

WHEREAS, in order to induce the SPAC to enter into the BCA, the Shareholders are executing and delivering this Agreement to the SPAC.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.      Agreement to Vote. Each Shareholder, by this Agreement, solely with respect to such Shareholder’s Shares and in such Shareholder’s capacity as an equityholder of the Companies, severally and not jointly, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as the SPAC may reasonably request in connection therewith), with respect to each Company, to vote, in person, by proxy or voting card (and to be counted as present thereat for purposes of calculating a quorum), at any meeting of the equityholders of such Company (including any adjournment or postponement thereof), and in any action by written consent of the equityholders of such Company, all of such Shareholder’s Shares (a) in favor of the approval and adoption of the BCA, the Transaction Documents, and the transactions contemplated by the BCA and the Transaction Documents, including the Mergers (the “Approval Matters”), (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the equityholders of such Company, (c) in favor of any proposal to adjourn or postpone to a later date any meeting of the equityholders of such Company at which any of the foregoing matters are submitted for consideration and vote of the equityholders of such Company if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (d) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent, impede, delay, or adversely affect in any material respect the transactions contemplated by the BCA or any Transaction Document or (ii) result in the failure of the transactions contemplated by the BCA to be consummated. Each Shareholder acknowledges receipt and review of a copy of the BCA. Each Shareholder acknowledges and agrees that the foregoing approvals are expected to occur by written consent (and not at a meeting of equityholders) in accordance with §7.03 of the BCA.

2.      Transfer of Shares. Each Shareholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement pursuant to a joinder agreement reasonably acceptable to the SPAC), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement pursuant to a joinder agreement reasonably acceptable to the SPAC), or (d) take any action that would have the effect of preventing or disabling the Shareholder from performing its obligations hereunder.

3.      No Solicitation of Transactions. Subject to Section 9(n), each Shareholder, severally and not jointly, agrees that such Shareholder shall (a) be deemed a Representative of the Company for purposes of §7.05(a) of the BCA and (b) not, directly or indirectly, including through any Representative of such Shareholder, take any action in violation of §7.05(a) of the BCA (including any action which the Company is obligated pursuant to §7.05(a) of the BCA to instruct its Representatives to cease or not to take).

4.      Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to the SPAC as follows:

(a)             The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares or (iv) if the Shareholder is not a natural person, conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s Organizational Documents.

(b)             The Shareholders collectively own of record and have good, valid and marketable title to all of the outstanding Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of issuer of such Shares) and have the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Shares.

(c)             Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by such Shareholder.

(d)             Such Shareholder understands that the shares of Parentco Common Stock to be issued to them under the BCA will be issued in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of such Parentco Common Stock will not have been, as of the Closing, registered under the Securities Act. Such Shareholder understands that his or its shares of Parentco Common Stock may not be resold, transferred, pledged or otherwise disposed of by him or it absent an effective registration statement under the Securities Act, except (i) to Parentco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any book-entry position or certificates representing such shares of Parentco Common Stock shall contain a legend to such effect. Such Shareholder is “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear any economic risks associated with the transactions contemplated by the Transaction Documents. Such Shareholder is acquiring the shares of Parentco Common Stock as provided in the Transaction Documents solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and federal securities Laws. Such Shareholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or its investment in Parentco Common Stock and is capable of bearing the economic risks of such investment, including a complete loss of his or its investment in Parentco Common Stock.

5.      Terminated Agreements. Each Shareholder hereby terminates (for itself and on behalf of each of its Affiliates) all of the agreements between itself or any of its Affiliates and any Group Company (the “Terminated Agreements”), including those agreements set forth on Exhibit A attached hereto, effective as of, or immediately prior to, the Closing. Upon such termination, the Terminated Agreements shall be of no further force and effect, and none of the parties thereto shall have any further rights or obligations thereunder. Each Shareholder shall take, or cause to be taken, such other actions as may be necessary to effect the foregoing. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5 shall not apply to any of the agreements set forth on Exhibit B attached hereto, which agreements shall continue in full force and effect following the Closing.

6.      Repayment of Indebtedness. Each Shareholder agrees to repay in full, at or prior to the Effective Time, any indebtedness owed by such Shareholder to any Group Company. Without limiting any other rights of any Group Company, the parties to the BCA are hereby authorized to deduct any such outstanding indebtedness from the Cash Consideration payable to such Shareholder.

7.      Certain Tax Matters.

(a)             The Company Equityholders shall indemnify the Group Companies from, and hold them harmless against, any Indemnified Taxes. Any such indemnification obligation shall be satisfied through an adjustment to the Stock Consideration as provided in Section 7(c).

(b)             The indemnification obligation pursuant to this Section 7 shall be satisfied through the forfeiture of a number of shares of Parentco Common Stock equal to the amount required to be indemnified divided by $10.10. To the extent that an indemnification obligation pursuant to this Section 7 has been determined prior to Closing, an adjustment to the Stock Consideration shall be made as of the Closing to reflect such forfeiture, without prejudice to the Group Companies’ rights to further indemnification pursuant to this Section 7 with respect to additional Indemnified Taxes in excess of such amount. Any indemnification obligation pursuant to this Section 7 that is determined after the Closing shall be made within five Business Days of the determination of the amount of any such Indemnified Taxes. Parentco shall take such actions as are necessary to cancel Parentco Common Stock, as contemplated by this Section 7, and the Company Equityholders shall surrender any stock certificates and provide any other documents as Parentco may reasonably request to evidence or acknowledge any such decrease in Parentco Common Stock. Any decrease of Parentco Common Stock pursuant to this Section 7 shall be allocated among the Company Equityholders in the same proportion as the Stock Consideration was allocated at Closing or as the Company Equityholders may otherwise agree in writing.

(c)            “Indemnified Taxes” shall mean any corporate income or similar Taxes imposed on a Group Company for a period ending on or before the Closing Date as a result of such Group Company’s failure to qualify as a S corporation or a qualified subchapter S subsidiary under Section 1361 of the Code, as applicable.

8.      Termination. This Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Closing (provided that, notwithstanding the foregoing, the provisions of Section 4(d) , Section 5, Section 7, and Section 9 shall survive the Closing); (b) the termination of the BCA in accordance with its terms; and (c) the mutual agreement of the SPAC and Shareholders holding a majority in interest of the Shares held by all Shareholders. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to termination

9.      Miscellaneous.

(a)    Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(b)):

If to the SPAC, to it at:

Tastemaker Acquisition Corp.

501 Madison Avenue, 5th Floor

New York, NY 10019

Attention: Christopher Bradley

Email: cbradley@mistralequity.com

with a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Sidney Burke

Email: sidney.burke@dlapiper.com

If to a Shareholder, to such Shareholder at:

Quality Gold, Inc.

500 Quality Blvd.

Fairfield, OH 45014

Attention: Michael J. Langhammer, Chief Executive Officer

Email: mike@QGold.COM

with a copy (which shall not constitute effective notice) to:

Frost Brown Todd LLC

9277 Centre Pointe Drive, Suite 300

West Chester, OH 45069

Attention: Patricia M. Plavko, Esq.

Email: pplavko@fbtlaw.com

(c)     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(d)    This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).

(e)    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

(f)     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

(g)    All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(h)    Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce thE foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this SECTION 9(h).

(i)     The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions, specific performance, and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(j)     This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k)    Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(l)     This Agreement shall not be effective or binding upon any Shareholder until such time as the BCA is executed by each of the parties thereto.

(m)   Nothing contained in this Agreement shall be deemed to vest in the SPAC any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each respective Shareholder, and the SPAC shall not have any authority to direct such Shareholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

(n)    Notwithstanding the foregoing, the restrictions and covenants of the Shareholders hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by any Shareholder of this Agreement. Nothing herein will be construed to prohibit, limit or restrict any Shareholder from exercising his fiduciary duties as an officer or director to the Company or its shareholders. Notwithstanding the foregoing, nothing herein shall be construed to limit or restrict any obligations that a Shareholder may have as a director or officer of the Company or any of its subsidiaries pursuant to the BCA.

(o)    The parties hereto acknowledge and agree that the provisions of §6.03 (Claims Against Trust Account) of the BCA shall apply to this Agreement and the parties hereto mutatis mutandis.

signature pages follow

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TASTEMAKER ACQUISITION CORP.

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Chief Financial Officer

SHAREHOLDERS:

/s/ Michael J. Langhammer
Michael J. Langhammer

/s/ Jason A Langhammer
Jason A. Langhammer

Michael J. Langhammer Irrevocable Family Trust dated 12.30.2016

/s/ Michelle C. Langhammer
Michelle C. Langhammer, Trustee

Michelle C. Langhammer Irrevocable Trust Agreement dated June 26, 2020

/s/ Michael J. Langhammer
Michael J. Langhammer, Trustee

Jason A. Langhammer Irrevocable Family Trust dated 12.30.2016

/s/ Michael J. Langhammer
Michael J. Langhammer, Trustee

Langhammer Children Irrevocable Trust Agreement dated November 27, 2020

/s/ Michelle C. Langhammer
Michelle C. Langhammer, Trustee

/s/ Michael Lambert
North Side Bank & Trust Company, Trustee

Exhibit A

Non-Exclusive List of Terminated Contracts

None.

Exhibit B

Not Terminated Agreements

1.	Lease Agreement for 500 Quality Blvd. and 530 Quality Blvd., dated April 1, 2022, by and between QGC Landholdings, LLC and Quality Gold, Inc.

2.	Non-Negotiable Promissory Note, dated April 18, 2022, by and between Quality Gold, Inc. and QGC Landholdings LLC.

3.	Agreement, dated September 2, 2016, by and between Quality Gold, Inc. and Mehta & Associates